Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Fourth Quarter and Full Year 2017 Results

Highlights

•	Combined Company net new business awards of $622.9 million for the fourth quarter and $2.55 billion for the full year 2017 representing growth of 16.5% for the full year 2017.

•	Combined Company book-to-bill ratio of 1.16x for the fourth quarter and 1.20x for the full year 2017.

•	GAAP net service revenue of $750.5 million and $1.85 billion for the fourth quarter and full year 2017, respectively.

•	Combined Company adjusted net service revenue of $770.5 million and $3.10 billion for the fourth quarter and full year 2017, respectively.

•	Combined Company adjusted EBITDA of $156.2 million and $580.7 million for the fourth quarter and full year 2017, respectively, resulting in an adjusted EBITDA margin of 20.3% and 18.7%.

•	GAAP diluted loss per share of $0.14 and $1.85 for the fourth quarter and full year 2017, respectively.

•	Combined Company adjusted diluted EPS of $0.70 and $2.27 for the fourth quarter and full year 2017, respectively.

•	Board of Directors authorized $250.0 million stock repurchase program.

RALEIGH, N.C. --February 28, 2018 -- Syneos Health (NASDAQ: SYNH), a leading biopharmaceutical solutions organization combining a CRO (Contract Research Organization) and a CCO (Contract Commercial Organization), today reported financial results for the fourth quarter and full year periods ended December 31, 2017. Following the merger with inVentiv Health in August 2017 (the "Merger") and to aid investors and analysts with year-over-year comparability of results for the merged business, included within are certain "Combined Company" metrics that represent combined financial information of INC Research and inVentiv Health as if the Merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation. Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Combined Company Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measure.

Exhibit 99.1

“We closed 2017 with a strong quarter, ending the year with accelerated transformation,” said Chief Executive Officer Alistair Macdonald. “We delivered strong financial performance in the fourth quarter, including solid gross and net awards in Clinical and increases in new wins and proposal volume in Commercial during the second half of 2017. Our total revenue came in above the midpoint of our guidance, while generating Adjusted EBITDA and EPS that surpassed our guidance ranges. In addition, our innovative Biopharma Acceleration Model continues to resonate with our customers and we’re deploying our Integrated Solutions Group to power the cross-sell across Clinical and Commercial. This group has successfully secured two new, long-term (5 to 7 year) assignments in the fourth quarter by combining the best of our services into innovative integrated solutions packages. We are confident that our strong value proposition and unique breadth of integrated solutions make Syneos Health the 'partner of choice'.”
“We are also successfully accelerating our integration efforts. We now expect to achieve $125.0 million of annual cost savings through 2020, with the potential to realize an additional $25.0 million, while reinvesting strategically in the business to drive future growth. Syneos Health is well-positioned to continue to help our customers speed the delivery of new therapies to patients, while delivering value to our shareholders and employees.”
Fourth Quarter and Full Year 2017 Results
GAAP net service revenue for the three months ended December 31, 2017 increased by $487.5 million, or 185.4%, to $750.5 million from $263.0 million for the three months ended December 31, 2016. For the year ended December 31, 2017, net service revenue increased by $822.5 million, or 79.8%, to $1.85 billion from $1.03 billion for the year ended December 31, 2016. For the three months and year ended December 31, 2017, our total GAAP net service revenue increased, compared to the same periods in the prior year, solely due to the Merger, which accounted for $498.1 million and $839.0 million of the increase, respectively. These increases were partially offset by a year-over-year decline in organic revenue resulting from significant customer, regulatory and other delays impacting our awarded projects during 2017 and higher than normal levels of cancellations of previously awarded projects. Fluctuations in foreign currency exchange rates and contractual currency adjustment provisions resulted in a favorable impact of $2.3 million and an unfavorable impact of $4.8 million on GAAP net service revenue during the three months and year ended December 31, 2017, respectively, as compared to the three months and year ended December 31, 2016.
Combined Company non-GAAP adjusted net service revenue for the three months ended December 31, 2017 decreased by $45.5 million, or 5.6%, to $770.5 million from $815.9 million for the three months ended December 31, 2016. Combined Company non-GAAP net service revenue for the year ended December 31, 2017 decreased by $139.3 million, or 4.3%, to $3.10 billion from $3.24 billion for the year ended December 31, 2016. Combined Company non-GAAP net service revenue for the three months and year ended December 31, 2017 includes revenue of $20.0 million and $47.0 million, respectively, eliminated as part of purchase accounting. For the three months ended December 31, 2017, our Combined Company non-GAAP adjusted net service revenue included a favorable impact of $5.0 million related to fluctuations in foreign currency exchange rates, while our Combined Company non-GAAP adjusted net service revenue for the year ended December 31, 2017 included an unfavorable impact of $9.2 million as a result of fluctuations in foreign currency exchange rates.
For the three months and year ended December 31, 2017, our Combined Clinical Solutions segment generated adjusted net service revenue of $539.1 million and $2.12 billion, respectively, compared to $525.4 million and $2.06 billion for the three months and year ended December 31, 2016, respectively. Our Combined Clinical Solutions segment adjusted net service revenue increased by 2.6% for both the three months and year ended December 31, 2017 when compared to the same periods in 2016. During the three months ended December 31, 2017, the increase in revenues for our Combined Clinical Solutions segment was driven by our strong net awards during 2017 and favorable impacts from foreign currency fluctuations compared to the prior year. For the year ended December 31, 2017, the increase was also due to our strong net awards during 2017, partially offset by higher levels of cancellations and project delays compared to the prior year.

For the three months and year ended December 31, 2017, our Combined Commercial Solutions segment generated adjusted net service revenue of $231.4 million and $984.2 million, respectively, compared to $290.6 million and $1.18 billion for the three months and year ended December 31, 2016, respectively. Our Combined Commercial Solutions segment adjusted net service revenue declined 20.4% and 16.4% for the three months and year ended December 31, 2017, respectively, when compared to the same periods in 2016. These decreases in revenue were primarily due to project cancellations, particularly within our selling solutions and communications service offerings, lower year-over-year new business awards, and lower new drug approval activity during 2016.
For the three months and year ended December 31, 2017, we generated income from operations of $15.0 million and a loss from operations of $28.9 million, respectively, compared to income from operations of $43.8 million and $155.4 million for the three months and year ended December 31, 2016, respectively. Our operating results for the three months and year ended December 31, 2017 were impacted by (i) Merger-related transaction expenses of $15.7 million and $123.8 million, respectively, (ii) an impairment charge of $30.0 million recorded in the third quarter of 2017 with respect to the INC Research trademark intangible asset, and (iii) an increase in amortization expense of $55.8 million and $97.7 million, respectively, due to the acquisition of intangible assets as a result of the Merger.
Our income (loss) from operations includes expenses associated with certain transactions that we believe are not representative of our core operations. Excluding these items, adjusted Combined Company non-GAAP income from operations was $138.1 million and $504.7 million for the three months and year ended December 31, 2017, respectively, compared to $138.1 million and $520.4 million for the three months and year ended December 31, 2016, respectively. Adjusted operating margin for the three months and year ended December 31, 2017, was 17.9% and 16.3%, compared to 16.9% and 16.1%, respectively, for the same periods in 2016.
For the three months and year ended December 31, 2017, we reported a net loss of $15.0 million and $138.5 million, respectively, including the impact of the enactment of the Tax Cuts and Jobs Act, resulting in a diluted loss per share of $0.14 and $1.85, respectively. For the three months and year ended December 31, 2016, we reported net income of $37.5 million and $112.6 million, respectively, or $0.68 and $2.03 diluted earnings per share, respectively. Combined Company adjusted net income for the three months and year ended December 31, 2017 was $74.1 million and $238.3 million, or $0.70 and $2.27 per diluted share, respectively, compared to $44.7 million and $180.0 million, or $0.43 and $1.71 per diluted share, for the three months and year ended December 31, 2016, respectively.
Combined Company adjusted EBITDA for the three months and year ended December 31, 2017 was $156.2 million and $580.7 million, respectively, compared to $159.4 million and $598.9 million for the three months and year ended December 31, 2016, respectively. For the three months ended December 31, 2017 and 2016, adjusted EBITDA margin was 20.3% and 19.5%, respectively. For the years ended December 31, 2017 and 2016, adjusted EBITDA margin was 18.7% and 18.5%, respectively.
We adopted the new revenue recognition standard on January 1, 2018 using the modified retrospective approach. As a result, our future revenue recognition may be delayed at certain phases of the customer contract life cycle, particularly during the first couple of years of the contract. Such deferral of revenue could differ materially from that applied under the revenue recognition standard used in previous years. While we expect our revenue to be deferred in the early stages of the contract, we do not expect any changes in the total revenue or profitability recognized over the life of the contract. Further, any impact from delays in the early stages of the contract may be partially mitigated on an aggregate basis because at any given time, our portfolio consists of contracts in varying stages of completion.
Important disclosures about and reconciliations of non-GAAP measures, including Combined Company non-GAAP measures related to adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures."

Provisional Estimate of the Impact of U.S. Tax Act
On December 22, 2017, the U.S. Government enacted significant changes to the U.S. tax law following the passage and signing of the Tax Cuts and Jobs Act (the “Tax Act”). As a result of enactment of the Tax Act, in the fourth quarter of 2017 we recorded a non-cash charge to income tax expense of $94.4 million for U.S. GAAP purposes. This charge is excluded from our non-GAAP financial measures and due to our current net operating loss ("NOL") position, we do not expect to pay any cash taxes related to this charge. The charge is provisional and may be adjusted in future periods during 2018 when additional information is obtained.
New Business Awards and Backlog
In connection with the Merger, we re-evaluated our existing backlog policy for our Clinical Solutions segment. As a result of this evaluation, effective during the third quarter of 2017, we changed our policy for calculating and reporting the amounts of our net new business awards and backlog. We do not currently report new business awards or backlog data for our Commercial Solutions segment. Accordingly, all disclosures related to net new service awards and backlog pertain solely to our Clinical Solutions segment. Additionally, backlog and net new business awards metrics discussed below have been adjusted to conform with these policy changes, including prior period amounts, and are presented on a Combined Company basis for comparison purposes.
Our Combined Company Clinical Solutions backlog grew 6.6% to $3.80 billion as of December 31, 2017, compared to $3.56 billion as of December 31, 2016. We expect approximately $1.88 billion of our Clinical Solutions backlog at December 31, 2017 will be recognized as revenue during 2018, with the remainder expected to be recorded as revenue beyond 2018. During the year ended December 31, 2017, fluctuations in foreign currency exchange rates resulted in a favorable impact on our December 31, 2017 backlog in the amount of $47.3 million, primarily due to the strengthening of the Euro against the U.S. dollar.
Combined Company net new business awards were $622.9 million for the three months ended December 31, 2017, representing a book-to-bill ratio of 1.16x, compared to $603.7 million for the three months ended December 31, 2016, representing a book-to-bill ratio of 1.15x. Combined Company net new business awards were $2.55 billion for the year ended December 31, 2017, representing a book-to-bill ratio of 1.20x, compared to $2.19 billion for the year ended December 31, 2016, representing a book-to-bill ratio of 1.06x.
Stock Repurchase Plan
Our Board of Directors (the "Board") authorized a $250.0 million stock repurchase of our common stock commencing on March 1, 2018 and ending no later than December 31, 2019. We intend to use cash on hand and future free cash flow to fund the stock repurchase program. The stock repurchase program does not obligate us to repurchase any particular amount of our common stock, and may be modified, extended, suspended or discontinued at any time. The timing and amount of repurchases will be determined by our management based on a variety of factors such as the market price of our common stock, our corporate requirements, and overall market conditions.

First Quarter and Full Year 2018 Business Outlook, Including Impact of U.S. Tax Act
Our guidance for first quarter and full year 2018 is outlined in the following table. The guidance takes into account a number of factors, including our existing backlog, current sales pipeline, trends in cancellations and delays, and our estimated Merger synergies. Furthermore, our guidance is based on current foreign currency exchange rates, current interest rates, our expected tax rate, including the estimated impact of the Tax Act enactment on our corporate income tax rate as previously discussed, and does not take into account the effects of future stock repurchases. Importantly, our guidance for 2018 is based upon the revenue recognition standard in effect during 2017. Our preliminary estimate of the impact of adopting ASC 606 on future revenue is a decrease in revenue of approximately 1% to 2% as compared to revenue recognized under ASC 605. As the year progresses and we have conducted our operations under both standards, we will update our estimated impact.

	Guidance issued as of February 28, 2018
	First Quarter 2018		Full Year 2018
	Low	High	Low	High
	(in millions, except per share data)
Net service revenue	$751.0	$781.0	$3,229.5	$3,334.5
Adjusted net service revenue	755.0	785.0	3,235.0	3,340.0
Clinical Solutions adjusted net service revenue	530.0	545.0	2,245.0	2,300.0
Commercial Solutions adjusted net service revenue	225.0	240.0	990.0	1,040.0
Adjusted EBITDA	132.0	142.0	620.0	660.0
Adjusted net income	56.6	63.5	285.5	313.1

GAAP diluted EPS	$(0.03)	$0.04	$0.63	$0.89
Adjusted diluted EPS	$0.54	$0.60	$2.68	$2.94
We anticipate that our 2018 effective tax rate will decrease to 30.0% - 32.0%, which takes into account the effect of the enactment of the Tax Act. We continue to expect to pay minimal cash taxes in the U.S. for 2018 due to the utilization of our NOL carryforwards.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, to the corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures."
Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. EST on February 28, 2018, to discuss its fourth quarter and full year 2017 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 253 336 7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 2477687.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. EST on February 28, 2018. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 2477687.

About Syneos Health
Syneos Health (NASDAQ: SYNH) is a leading biopharmaceutical solutions organization. Our company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to address new market realities where clinical and commercial operations share expertise, data, and insights to accelerate customer performance. Created through the merger of two industry leading companies - INC Research and inVentiv Health - we bring together more than 21,000 clinical and commercial minds with the ability to support customers in more than 110 countries. To learn more about how we are "Shortening the Distance from Lab to Life™," visit syneoshealth.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the integration of our business with the business of inVentiv Health and our operation of the combined business following the closing of the Merger; our ability to maintain or generate new business awards; our ability to increase our market share, grow our business, and execute our growth strategies; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; impact of adoption of the new accounting standard of recognizing revenue from customers, impact of the Tax Act, our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; fluctuations in our financial results; reliance on key personnel; our customer or therapeutic area concentration; and the other risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other SEC filings, copies of which are available free of charge on our website at investor.syneoshealth.com. Syneos Health assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain Combined Company and Combined Segment non-GAAP financial measures, including adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income (including adjusted diluted earnings per share), EBITDA, and adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company. To aid investors and analysts with year-over-year comparability for the merged business, the Company has included financial information that combines certain stand-alone INC Research and inVentiv Health financial information as if the Merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation.
The Company defines Combined Company adjusted net service revenue as the stand-alone INC Research and inVentiv Health net service revenue as if the Merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation and adjusted to include revenue eliminated as a result of purchase accounting.
The Company defines Combined Company adjusted income from operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; asset impairment charges; share-based compensation expense; contingent consideration and other expense; discretionary bonus accrual reversals; R&D tax credit adjustments; monitoring and advisory fees; and acquisition-related revaluation adjustments. The Company defines Combined Company adjusted operating margin as adjusted income from operations as a percentage of adjusted net service revenue.

The Company defines Combined Company adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously, bridge financing fees, loss on extinguishment of debt, and other expense (income), net. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate and estimated impact of the enactment of the Tax Act.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude certain expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; asset impairment charges; share-based compensation expense; contingent consideration and other expense; discretionary bonus accrual reversals; R&D tax credit adjustments; monitoring and advisory fees; acquisition-related revaluation adjustments; other expense, net; and loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts, and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted income from operations, adjusted operating margin, and adjusted net income (including adjusted diluted earnings per share) are used by management and the Board to assess the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Senior Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Net service revenue	$750,471	$262,979	$1,852,843	$1,030,337
Reimbursable out-of-pocket expenses	326,212	143,092	819,221	580,259
Total revenue	1,076,683	406,071	2,672,064	1,610,596

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	509,380	155,437	1,232,023	626,633
Reimbursable out-of-pocket expenses	326,212	143,092	819,221	580,259
Selling, general, and administrative	106,300	44,568	282,620	172,386
Restructuring and other costs	20,689	3,329	33,315	13,612
Transaction and integration-related expenses	15,734	286	123,815	3,143
Asset impairment charges	—	—	30,000	—
Depreciation	18,128	6,096	44,407	21,353
Amortization	65,220	9,463	135,529	37,851
Total operating expenses	1,061,663	362,271	2,700,930	1,455,237
Income (loss) from operations	15,020	43,800	(28,866)	155,359

Other (expense) income, net:
Interest income	417	77	1,182	216
Interest expense	(29,907)	(2,699)	(63,725)	(12,016)
Loss on extinguishment of debt	(520)	—	(622)	(439)
Other (expense) income, net	(3,682)	1,759	(19,846)	(9,002)
Total other expense, net	(33,692)	(863)	(83,011)	(21,241)
(Loss) income before provision for income taxes	(18,672)	42,937	(111,877)	134,118
Income tax benefit (expense)	3,625	(5,446)	(26,592)	(21,488)
Net (loss) income	$(15,047)	$37,491	$(138,469)	$112,630

Earnings per share:
Basic	$(0.14)	$0.70	$(1.85)	$2.08
Diluted	$(0.14)	$0.68	$(1.85)	$2.03
Weighted average common shares outstanding:
Basic	104,364	53,684	74,913	54,031
Diluted	104,364	54,932	74,913	55,610

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$321,262	$102,471
Restricted cash	714	607
Accounts receivable billed, net	642,985	211,476
Accounts receivable unbilled	373,003	173,873
Prepaid expenses and other current assets	84,215	34,202
Total current assets	1,422,179	522,629
Property and equipment, net	180,412	58,306
Goodwill	4,292,571	552,502
Intangible assets, net	1,286,050	114,486
Deferred income tax assets	20,159	14,726
Other long-term assets	84,496	25,858
Total assets	$7,285,867	$1,288,507
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,575	$23,693
Accrued liabilities	500,303	153,559
Deferred revenue	559,270	277,600
Current portion of capital lease obligations	16,414	—
Current portion of long-term debt	25,000	11,875
Total current liabilities	1,159,562	466,727
Capital lease obligations, non-current	20,376	—
Long-term debt, non-current	2,945,934	485,849
Deferred income tax liabilities	37,807	8,295
Other long-term liabilities	99,609	26,163
Total liabilities	4,263,288	987,034

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2017 and 2016, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 104,435,501 and 53,762,786 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,044	538
Additional paid-in capital	3,414,389	573,176
Accumulated other comprehensive loss, net of tax	(22,385)	(42,250)
Accumulated deficit	(370,469)	(229,991)
Total shareholders' equity	3,022,579	301,473
Total liabilities and shareholders' equity	$7,285,867	$1,288,507

Syneos Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(138,469)	$112,630
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	179,936	59,204
Amortization of capitalized loan fees and original issue discount, net of Senior Notes premium	500	972
Share-based compensation	59,696	14,020
Provision for doubtful accounts	4,167	2,570
Provision for (benefit from) deferred income taxes	14,431	(22,260)
Foreign currency transaction losses	7,912	20,681
Asset impairment charges	30,000	—
Fair value adjustment of contingent tax-sharing obligation	(12,276)	—
Loss on extinguishment of debt	622	439
Other non-cash items	4,712	286
Changes in operating assets and liabilities, net of effect of business combinations:
Billed and unbilled accounts receivable	31,656	(103,748)
Accounts payable and accrued expenses	(16,982)	6,658
Deferred revenue	28,967	4,060
Other assets and liabilities	3,386	13,820
Net cash provided by operating activities	198,258	109,332
Cash flows from investing activities:
Payments associated with business acquisitions, net of cash acquired	(1,678,814)	—
Purchases of property and equipment	(43,896)	(31,353)
Other, net	(197)	—
Net cash used in investing activities	(1,722,907)	(31,353)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,598,000	—
Payments of debt financing costs	(25,476)	(868)
Repayments of long-term debt	(525,097)	—
Proceeds from revolving line of credit	15,000	100,000
Repayments of revolving line of credit	(40,000)	(105,000)
Redemption of Senior Notes and associated breakage fees	(292,425)	—
Payments of capital leases	(8,145)	—
Payments for repurchase of common stock	—	(64,500)
Proceeds from exercise of stock options	19,335	17,891
Payments related to tax withholding for share-based compensation	(6,824)	(839)
Net cash provided by (used in) financing activities	1,734,368	(53,316)
Effect of exchange rate changes on cash and cash equivalents	9,072	(7,203)
Net change in cash and cash equivalents	218,791	17,460
Cash and cash equivalents, beginning of period	102,471	85,011
Cash and cash equivalents, end of period	$321,262	$102,471

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Combined Company adjusted net service revenue:
Net service revenue, as reported	$750,471	$262,979	$1,852,843	$1,030,337
Pre-merger inVentiv net service revenue	—	534,594	1,202,170	2,192,587
Combined Company net service revenue, before adjustments	750,471	797,573	3,055,013	3,222,924
Acquisition-related deferred revenue adjustment (a)	20,000	18,372	47,014	18,372
Combined Company adjusted net service revenue	$770,471	$815,945	$3,102,027	$3,241,296
Combined Company segment adjusted net service revenue:
Clinical Solutions net service revenue, as reported	$522,187	$260,019	$1,459,968	$1,021,017
Pre-merger inVentiv Clinical Solutions net service revenue	—	247,741	616,594	1,024,843
Combined Company Clinical Solutions net service revenue, before adjustments	522,187	507,760	2,076,562	2,045,860
Acquisition-related deferred revenue adjustment (a)	16,916	17,620	41,244	17,620
Combined Company Clinical Solutions adjusted net service revenue	$539,103	$525,380	$2,117,806	$2,063,480

Commercial Solutions net service revenue, as reported	$228,284	$2,960	$392,875	$9,320
Pre-merger inVentiv Commercial Solutions net service revenue	—	286,853	585,576	1,167,744
Combined Company Commercial Solutions net service revenue, before adjustments	228,284	289,813	978,451	1,177,064
Acquisition-related deferred revenue adjustment (a)	3,084	752	5,770	752
Combined Company Commercial Solutions adjusted net service revenue	$231,368	$290,565	$984,221	$1,177,816
Combined Company adjusted income from operations:
Income (loss) from operations, as reported	$15,020	$43,800	$(28,866)	$155,359
Pre-merger inVentiv (loss) income from operations	—	(117,391)	(58,752)	33,650
Combined Company income (loss) from operations, before adjustments	15,020	(73,591)	(87,618)	189,009
Acquisition-related deferred revenue adjustment (a)	20,000	18,372	47,014	18,372
Amortization (b)	65,220	40,958	283,708	96,714
Restructuring and other costs (c)	20,689	8,855	48,695	47,450
Transaction and integration-related expenses (d)	15,734	46,363	149,461	58,021
Asset impairment charges (e)	—	67,982	30,000	67,982
Share-based compensation (f)	4,976	30,569	37,009	44,077
Contingent consideration and other expense (g)	—	290	—	1,696
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	(3,568)	(2,528)	(9,598)	(2,949)
Monitoring and advisory fees (j)	—	861	7,538	3,494
Acquisition-related revaluation adjustments (k)	—	—	4,408	717
Combined Company adjusted income from operations	$138,071	$138,131	$504,664	$520,439
GAAP operating margin	2.0%	16.7%	(1.6)%	15.1%
Combined Company adjusted operating margin	17.9%	16.9%	16.3%	16.1%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures (Continued)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Combined Company EBITDA and adjusted EBITDA:
Net (loss) income, as reported	$(15,047)	$37,491	$(138,469)	$112,630
Pre-merger inVentiv net loss	—	(150,810)	(105,577)	(183,538)
Combined Company net (loss) income, before adjustments	(15,047)	(113,319)	(244,046)	(70,908)
Interest expense, net	29,490	69,262	149,327	243,536
Income tax expense (benefit)	(3,625)	(22,371)	(19,288)	13,300
Depreciation	18,128	21,300	75,988	78,435
Amortization (b)	65,220	40,958	283,708	96,714
EBITDA	94,166	(4,170)	245,689	361,077
Acquisition-related deferred revenue adjustment (a)	20,000	18,372	47,014	18,372
Restructuring and other costs (c)	20,689	8,855	48,695	47,450
Transaction and integration-related expenses (d)	15,734	46,363	149,461	58,021
Asset impairment charges (e)	—	67,982	30,000	67,982
Share-based compensation (f)	4,976	30,569	37,009	44,077
Contingent consideration and other expense (g)	—	290	—	1,696
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	(3,568)	(2,528)	(9,598)	(2,949)
Monitoring and advisory fees (j)	—	861	7,538	3,494
Acquisition-related revaluation adjustments (k)	—	—	4,408	717
Other expense (income), net (l)	3,682	(8,384)	25,767	1,641
Loss on extinguishment of debt (m)	520	1,221	622	1,440
Combined Company adjusted EBITDA	$156,199	$159,431	$580,652	$598,874
Adjusted EBITDA Margin	20.3%	19.5%	18.7%	18.5%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures (Continued)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Combined Company adjusted net income:
Net (loss) income, as reported	$(15,047)	$37,491	$(138,469)	$112,630
Pre-merger inVentiv net loss	—	(150,810)	(105,577)	(183,538)
Combined Company net (loss) income, before adjustments	(15,047)	(113,319)	(244,046)	(70,908)
Acquisition-related deferred revenue adjustment (a)	20,000	18,372	47,014	18,372
Amortization (b)	65,220	40,958	283,708	96,714
Restructuring and other costs (c)	20,689	8,855	48,695	47,450
Transaction and integration-related expenses (d)	15,734	46,363	149,461	58,021
Asset impairment charges (e)	—	67,982	30,000	67,982
Share-based compensation (f)	4,976	30,569	37,009	44,077
Contingent consideration and other expense (g)	—	290	—	1,696
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	(3,568)	(2,528)	(9,598)	(2,949)
Monitoring and advisory fees (j)	—	861	7,538	3,494
Acquisition-related revaluation adjustments (k)	—	—	4,408	717
Other expense (income), net (l)	3,682	(8,384)	25,767	1,641
Loss on extinguishment of debt (m)	520	1,221	622	1,440
Bridge financing fee (n)	—	—	5,815	—
Income tax adjustment to normalized rate (o)	(132,569)	(46,491)	(236,601)	(83,648)
Impact of Tax Cut and Jobs Act (p)	94,415	—	94,415	—
Combined Company adjusted net income	$74,052	$44,749	$238,254	$179,955

Combined Company diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	104,364	54,932	74,913	55,610
Effect of certain securities considered anti-dilutive under GAAP (q)	1,191	—	1,255	—
Estimated additional dilutive shares outstanding as a result of the Merger (r)	—	49,927	28,801	49,927
Combined Company diluted weighted average common shares outstanding	105,555	104,859	104,969	105,537

Adjusted diluted earnings per share	$0.70	$0.43	$2.27	$1.71

(a)	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.

(b)	Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.

(c)
Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) transition costs associated with the change in the Company's Chief Executive Officer during the fourth quarter of 2016, (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of upcoming accounting regulation changes, and (iv) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

(d)
Represents fees associated with corporate transactions and integration-related activities which primarily relate to the Merger in 2017, partially offset by a benefit from the change in fair value of contingent tax-sharing obligations due to the enactment of the Tax Act. Accounting rules require us to estimate the fair value of the contingent tax-sharing obligations at the time of the acquisition, and any subsequent changes to the estimate or payout are charged to current period expense or income. We exclude the impact of any changes to the contingent tax-sharing obligations from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

(e)	Represents impairment charges associated with the INC Research tradename due to the Company’s rebranding in January 2018 in connection with the Merger.

(f)	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

(g)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(h)	Represents inVentiv discretionary bonus accruals from the prior year that were reversed in periods prior to the Merger.

(i)	Represents additional research and development tax credits in certain international locations for expenses incurred and recorded as a reduction of direct costs.

(j)	Represents the annual sponsor management fee previously paid pursuant to the THL and Advent Management Agreement with inVentiv.

(k)	Represents non-cash adjustments resulting from the revaluation of certain items such as vehicle leases in connection with inVentiv's Merger with Advent in 2016 and facilities.

(l)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(m)	Represents loss on extinguishment of debt associated with the debt refinancing activities.

(n)	Represents bridge financing fees incurred by the Company related to its 2017 Credit Agreement prior to the Merger.

(o)
Represents the income tax effect of the combined company non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 31.8% and 34% for the three months and year ended December 31, 2017, respectively, and 35% for the three months and year ended December 31, 2016. This rate has been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

(p)	Represents the direct and indirect net income tax effect recorded in the three months and year ended December 31, 2017 as a result of the enactment of the Tax Act.

(q)
Represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

(r)
Represents the estimated impact on the dilutive weighted average shares outstanding of shares and equity-based awards issued by the Company as a result of the Merger had the Merger occurred on January 1, 2016. The amount consists of the shares issued to inVentiv's shareholders on August 1, 2017 and the fully vested stock option awards and restricted stock units issued under the equity incentive plans formerly related to inVentiv that were assumed by the Company in the Merger.

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP First Quarter and Full Year 2018 Guidance
(in millions, except per share data)
(unaudited)

	First Quarter 2018				Full Year 2018
	Adjusted Net Income		Adjusted Diluted Earnings Per Share		Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High	Low	High	Low	High
GAAP net (loss) income and diluted earnings per share	$(3.2)	$3.7	$(0.03)	$0.04	$66.8	$94.4	$0.63	$0.89
Adjustments:
Amortization (a)	51.1	51.1			204.2	204.2
Share-based compensation (a)	11.0	11.0			43.9	43.9
Restructuring and other costs (a)	12.8	12.8			50.6	50.6
Transaction expenses (a)	7.6	7.6			12.2	12.2
Merger-related deferred revenue adjustment (a)	4.0	4.0			5.5	5.5
Other (a)	0.1	0.1			0.5	0.5
Income tax effect of above adjustments (b)	(26.8)	(26.8)			(98.2)	(98.2)
Adjusted net income and adjusted diluted earnings per share	$56.6	$63.5	$0.54	$0.60	$285.5	$313.1	$2.68	$2.94

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

(b)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 30% - 32%, which represents the estimated range of the Company's full year non-GAAP effective tax rate and takes into account the estimated effect of the enactment of the Tax Act.